Exhibit 99.1

Introgen Receives Staff Determination Letter from Nasdaq Global Market

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN), a developer of targeted molecular therapies for cancer, today announced that on September 4, 2008, it received a letter from The Nasdaq Stock Market ("Nasdaq") indicating that it had not regained compliance with Marketplace Rule 4450(b)(1)(A), requiring a minimum $50 million market value of listed securities for continued inclusion on The Nasdaq Global Market. Introgen intends to request a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”). The company expects the hearing to take place within four to eight weeks, and the Company’s shares will continue to be listed on The Nasdaq Global Market pending the outcome of the appeal. Alternatively, Introgen may apply to have its listing transferred to The Nasdaq Capital Market, provided that it satisfies the requirements for continued listing on that market at the time of transfer.

APPEAL PROCESS

Pursuant to The Nasdaq Marketplace Rules, the Panel has discretion to grant an exception not to exceed 180 days from September 4, 2008, the date of receipt of the Staff delisting notification, allowing the Company to implement and adhere to a plan of compliance. There can be no assurance that the Panel will grant the company's request for continued listing on The Nasdaq Global Market. In the event of an unfavorable determination by the Panel, the Company would alternatively apply to have its common stock transferred to The Nasdaq Capital Market, as long as it satisfies the requirements for continued inclusion set forth in the Marketplace Rules. There can be no assurance that the Company's shares will be approved for listing on The Nasdaq Capital Market.

BACKGROUND

As announced on August 1, 2008, Introgen received a letter from Nasdaq indicating that it was not in compliance with the minimum $50 million market value of listed securities nor the alternative requirement of a minimum $50 million in total assets and total revenue required for continued listing on The Nasdaq Global Market set forth in Marketplace Rules 4450(b)(1)(A) and 4450(b)(1)(B), respectively. In accordance with the Nasdaq Marketplace Rule 4450(e)(4), the company was provided a period of 30 calendar days to regain compliance with the Marketplace Rule.

ABOUT INTROGEN

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility. In June 2008 Introgen submitted a BLA to the FDA requesting marketing approval for ADVEXIN p53 therapy to treat recurrent, refractory head and neck cancer. Simultaneously, Gendux Molecular Limited, an Introgen subsidiary, submitted a MAA to the EMEA for the same indication. The EMEA accepted Introgen’s MAA for review. The FDA has declined to file Introgen’s BLA at this time; and Introgen plans to appeal such refusal. ADVEXIN represents the first of a new class of tumor suppressor cancer therapy and is the first of its kind to be submitted for regulatory approval in the United States and Europe.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s ability to maintain its listing on The Nasdaq Global Market or to transfer its listing to The Nasdaq Capital Market, and the success of any appeal to Nasdaq. The actual results may differ from those described in this release due to uncertainties in the Nasdaq delisting process and the discretionary nature of the Panel’s decisions; as well as to the risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

CONTACT:
Introgen Therapeutics, Inc.
Channing Burke, 512-708-9310, ext 322
c.burke@introgen.com
or
Vida Communication
Stephanie Diaz, 415-675-7400 (investors)
sdiaz@vidacommunication.com
or
Tim Brons, 415-675-7400 (media)
tbrons@vidacommunication.com